UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2019

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.
2-38960	Spire Alabama Inc. 2101 6th Avenue North Birmingham, AL 35203 205-326-8100	Alabama	63-0022000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2019, Spire Alabama Inc. (“Company”), a wholly owned subsidiary of Spire Inc., entered into the Third Supplement to Master Note Purchase Agreement, dated as of December 2, 2019 (the “Third Supplement”) among the Company and certain institutional investors (“Note Purchasers”). Pursuant to the terms of the Third Supplement, on December 2, 2019, the Company issued and sold $100 million in aggregate principal amount of its 2.88% Series 2019B Senior Notes due December 1, 2029 (the “Notes”) to Note Purchasers. The Third Supplement provided that the Company would issue and sell the Notes in a private placement exempt from registration under the Securities Act of 1933, as amended.

The Notes will bear interest at the rate of 2.88% per annum from the date of issuance, payable semi-annually on the 1st day of December and June of each year, commencing on June 1, 2020. The Notes are senior unsecured obligations of the Company and rank equal in right to payment with all other senior unsecured indebtedness of the Company. The Company will use the proceeds from the sale of the Notes to refinance existing debt and for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Third Supplement to Master Note Purchase Agreement, dated as of December 2, 2019, between Spire Alabama Inc. and certain institutional investors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Alabama Inc.
Date:	December 4, 2019	By:	/s/ Steven P. Rasche
Steven P. Rasche Chief Financial Officer